UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 6, 2012

CirTran Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-49654	68-0121636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4125 South 6000 West
West Valley City, Utah		84128
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		(801) 963-5112

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01—OTHER EVENTS

Through our wholly owned subsidiary, CirTran Beverage Corporation, or CBC, we manufacture, market, and distribute internationally an energy drink under an exclusive manufacturing, marketing, and distribution agreement with Play Beverages, LLC, or PlayBev, our consolidated variable interest entity, which has a license, now in dispute, with Playboy Enterprises, Inc., or Playboy.  Our beverage distribution segment accounted for 94% and 97% of total revenue during the nine months ended September 30, 2012, and 2011, respectively, and 96% and 85% of total revenue during 2011 and 2010, respectively.

On April 26, 2011, three alleged creditors, LIB-MP Beverage, LLC, George Denney, and Warner K. Depuy, filed an involuntary Chapter 7 petition against PlayBev, seeking its liquidation and related matters.  In re Play Beverages, LLC, United States Bankruptcy Court for the District of Utah, Case No. 11-26046.  Thereafter, the case was converted to a voluntary Chapter 11 reorganization case.  PlayBev worked subsequently as debtor-in-possession to propose and confirm a plan of reorganization based on a new license agreement with Playboy that was to become effective as part of a court- and creditor-approved plan of reorganization, subject to obtaining requisite financing.  In addition, CBC entered into agreements with PlayBev to resolve intercompany advances, settle claims, and transfer CBC’s beverage distribution assets to PlayBev.  CBC was to receive equity and an ongoing share of revenues from the reorganized debtor.  Since the required court and creditor approvals and financing were not obtained, none of the foregoing agreements became effective.

On December 6, 2012, the bankruptcy court dismissed PlayBev’s bankruptcy case based on the evidence, PlayBev’s stipulation, and the U.S. Trustee’s recommendation.  The order followed a two-day evidentiary hearing on a motion of the unsecured creditors, led by the three alleged creditors that had filed the initial involuntary Chapter 7 petition against PlayBev in April 2011, to again have the case converted to a liquidation.  CirTran participated in the hearing and requested that the case be dismissed.  All other pending motions and proceedings were similarly dismissed, and the automatic stay is no longer in effect.  PlayBev is precluded from refiling for bankruptcy court protection for 180 days after the dismissal.

In its findings accompanying the dismissal order, the court observed that a principal of one of the petitioning creditors had signed the exclusive manufacturing, marketing, and distribution agreement that established the business relationship between CBC and PlayBev for the distribution of the Playboy-branded energy drink that resulted in PlayBev’s large obligation due CBC.  The court further noted that there was no evidence that our chief executive officer, Iehab Hawatmeh, had engaged in any self-dealing where a liquidation trustee might be helpful in recovering assets for the benefit of the bankruptcy estate or that the creditors would be treated unfairly outside of bankruptcy as the petitioning creditors claimed.

We intend to continue to manufacture, market, and distribute the Playboy-branded, non-alcoholic energy drink under the Playboy license, which we and PlayBev assert still remains in effect, and the manufacturing, marketing, and distribution agreement between CBC and PlayBev.

We and PlayBev intend to continue our suit against Playboy in Cook County, Illinois, alleging that Playboy breached, and that all defendants conspired to breach and aided and abetted Playboy’s breach, of the previous product license agreement and interfered with our established distributorship network.  We seek compensatory and punitive damages, an injunction against termination of the previous product license and continuing interference, and other equitable and ancillary relief.  Play Beverages, LLC, and CirTran Beverage Corp. v. Playboy Enterprises, Inc., et al., Case No. 2012L012181.  Playboy and the other defendants have not responded to the lawsuit.

If the Playboy licensing dispute is not resolved satisfactorily to us through a negotiated settlement or litigation, PlayBev may be required to terminate its beverage distribution activities, which are currently the source of our principal revenues.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following is filed as an exhibit to this report:

Exhibit Number	Title of Document	Location

99	Miscellaneous
99.01	Press release dated December 7, 2012	Attached

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CirTran Corporation

Dated: December 10, 2012	By:	/s/ Iehab J. Hawatmeh
Iehab J. Hawatmeh, President

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